Filed under Rule 433
File No. 333-236742-01

Final Term Sheet

September 25, 2020

Issuer:	Consumers Energy Company

Securities:	Floating Rate First Mortgage Bonds due 2070

Aggregate Principal Amount Offered:	$126,497,000

Maturity Date:	October 7, 2070

Coupon:

Floating rate based on three-month LIBOR minus 0.30%; reset quarterly on each January 7, April 7, July 7 and October 7 of each year, commencing on January 7, 2021; the interest rate shall not be less than 0.00%; the interest rate for the initial interest period for the Bonds will be determined on October 5, 2020

Interest Payment Dates:	January 7, April 7, July 7 and October 7

First Interest Payment Date:	January 7, 2021

Public Offering Price:	100%

Optional Redemption at Option of Issuer:

At any time on or after October 7, 2050, in amounts of $1,000 or any integral multiple of $1,000 in excess thereof, at a redemption price equal to the applicable percentage of the principal amount of such Bonds being redeemed set forth in the following table, plus accrued and unpaid interest, if any, on such Bonds being redeemed to, but not including, the redemption date:

Redemption Date	Percentage
October 7, 2050 to April 6, 2051	105.00%
April 7, 2051 to October 6, 2051	105.00%
October 7, 2051 to April 6, 2052	104.50%
April 7, 2052 to October 6, 2052	104.50%
October 7, 2052 to April 6, 2053	104.00%
April 7, 2053 to October 6, 2053	104.00%
October 7, 2053 to April 6, 2054	103.50%
April 7, 2054 to October 6, 2054	103.50%
October 7, 2054 to April 6, 2055	103.00%
April 7, 2055 to October 6, 2055	103.00%
October 7, 2055 to April 6, 2056	102.50%
April 7, 2056 to October 6, 2056	102.50%
October 7, 2056 to April 6, 2057	102.00%
April 7, 2057 to October 6, 2057	102.00%
October 7, 2057 to April 6, 2058	101.50%
April 7, 2058 to October 6, 2058	101.50%
October 7, 2058 to April 6, 2059	101.00%
April 7, 2059 to October 6, 2059	101.00%
October 7, 2059 to April 6, 2060	100.50%
April 7, 2060 to October 6, 2060	100.50%
October 7, 2060 and thereafter	100.00%

Repayment at Option of a Holder:

On the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount of such Bonds being repaid) set forth in the following table, and on October 7 of every second year thereafter until October 7, 2067 (i.e. commencing on October 7, 2033, through and including October 7, 2067), at 100% of the principal amount of such Bonds being repaid, plus, in each case, accrued and unpaid interest, if any, on such Bonds being repaid to, but not including, the repayment date:

Repayment Date	Price
October 7, 2021	98.00%
April 7, 2022	98.00%
October 7, 2022	98.00%
April 7, 2023	98.00%
October 7, 2023	98.00%
April 7, 2024	98.00%
October 7, 2024	98.00%
April 7, 2025	98.00%
October 7, 2025	98.00%
April 7, 2026	99.00%
October 7, 2026	99.00%
April 7, 2027	99.00%
October 7, 2027	99.00%
April 7, 2028	99.00%
October 7, 2028	99.00%
April 7, 2029	99.00%
October 7, 2029	99.00%
April 7, 2030	99.00%
October 7, 2030	99.00%
April 7, 2031	99.00%
October 7, 2031	100.00%

Trade Date:	September 25, 2020

Settlement Date:	October 7, 2020 (T+8)

Expected Ratings
(Moody’s / S&P / Fitch):	Aa3 (negative) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	UBS Securities LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

CUSIP/ISIN:	210518 DL7 / US210518DL77

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy

Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 888-827-7275, Deutsche Bank Securities Inc. toll-free at 800-503-4611, RBC Capital Markets, LLC toll-free at 866-375-6829, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. LLC toll-free at 866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.